Exhibit 99.2

FOURTH QUARTER AND FISCAL YEAR 2022
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

FISCAL 2022 HIGHLIGHTS

FY GAAP NET REVENUES OF $3,590M VS. $3,759M LY
FY ADJUSTED NET REVENUES OF $3,590M VS. $3,758M LY

FY GAAP GROSS MARGIN OF 50.5% VS. 49.4% LY
FY ADJUSTED GROSS MARGIN OF 50.8% VS. 49.3% LY

FY GAAP OPERATING MARGIN OF 20.1% VS. 24.7% LY

FY ADJUSTED OPERATING MARGIN OF 22.0% VS. 25.6% LY

FY GAAP NET INCOME OF $529M VS. $689M LY
FY ADJUSTED NET INCOME OF $529M VS. $767M LY

FY GAAP DILUTED EPS OF $19.90 VS. $22.13 LY
FY ADJUSTED DILUTED EPS OF $20.06 VS. $26.12 LY

FOURTH QUARTER 2022 HIGHLIGHTS

Q4 GAAP NET REVENUES OF $772M VS. $903M LY
Q4 ADJUSTED NET REVENUES OF $772M VS. $902M LY

Q4 GAAP GROSS MARGIN OF 47.8% VS. 50.5% LY
Q4 ADJUSTED GROSS MARGIN OF 47.8% VS. 50.4% LY

Q4 GAAP OPERATING MARGIN OF 14.5% VS. 24.1% LY

Q4 ADJUSTED OPERATING MARGIN OF 16.6% VS. 25.2% LY

Q4 GAAP NET INCOME OF $107M VS. $147M LY
Q4 ADJUSTED NET INCOME OF $73M VS. $164M LY

Q4 GAAP DILUTED EPS OF $4.21 VS. $4.91 LY
Q4 ADJUSTED DILUTED EPS OF $2.88 VS. $5.66 LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS,

Fiscal 2022 was another outstanding year for the RH brand. While revenues of $3.59 billion were below the pandemic peak of 2021, we finished the year with an adjusted operating margin of 22% and adjusted EBITDA margin of 25.9%, the most profitable business model in our industry.

It’s clear that the stay-at-home restrictions of the pandemic created an exponential lift for home-related businesses, and it’s also clear the lift, like the pandemic, was a temporal isolated event versus something structural or systemic.

We believe the questions are, what if anything has permanently changed? What brands and businesses are positioned to win over the next decade, and what data is important to determine who those winners will be? These are not easy questions to answer in light of the massive backlog relief and a return to discounting at most home furnishings retailers, which distort short-term results. Additionally, inflation that was thought to be “transitory” is now deemed “persistent” by the Federal Reserve, resulting in a record rise in interest rates triggering a dramatic decline of the housing market, with luxury homes sales down 45% in the most recent quarter versus a year ago. Add to that an underperforming stock market, and a banking crisis no one saw coming and the data points to business in our sector likely getting worse before it gets better.

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It’s times like these that businesses tend to move in herds, pursuing broadly adopted short-term plans that lead to mostly similar outcomes. It’s also times like these that present opportunities to pursue the long-term strategies that can create strategic separation and significant value creation for those teams willing to take the road less traveled and pursue their own unique path.

That unique path for RH is our climb up the luxury mountain and our long-term strategies of Product Elevation, Platform Expansion and Cash Generation.

PRODUCT ELEVATION

Our strategy to elevate the design and quality of our product is central to our strategy of positioning RH as the first fully integrated luxury home brand in the world. It is also the most difficult part of our climb as it requires attracting higher value, more discerning customers by offering higher quality, more desirable designs. While it’s a climb that becomes more difficult as we reach new heights, it’s also one we’ve navigated successfully over the past twenty-two years, so don’t expect us to waiver from our vision anytime soon.

This Spring - Summer we will be unveiling the most prolific collection of new products in our history. With over 70 new furniture and upholstery collections across Outdoor, Interiors, Contemporary, Modern, Baby & Child and Teen, it represents a massive leapfrog for our brand. These new collections reflect a level of design and quality inaccessible in our current market and a value proposition that will be disruptive across multiple markets. We also believe the new collections will generate a level of excitement and serve as an inflection point for our business in the second half of the year.

The new pieces will be gracing the pages of a new Source Book design with the objective of creating a cohesive collection of titles reinforcing our design and quality leadership. The first of those titles, RH Outdoor, began arriving in homes last week with our trademarked belief inscribed across the cover, “There Are Pieces That Furnish A Home And Those That Define It.”

PLATFORM EXPANSION

Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion dollar opportunity.

This Summer we will be introducing RH to the UK in a dramatic and unforgettable fashion with the opening of RH England, The Gallery at the Historic Aynho Park, a 73-acre, 17th-century estate that will be a Celebration of History, Design, Food & Wine.

RH England includes three full-service restaurants, The Orangery, The Conservatory and The Loggia, plus three secondary hospitality experiences, The Wine Lounge, The Tea Salon and The Juicery. Guests will appreciate views of Europe’s largest herd of white deer grazing on the vast and scenic property from the 46 windows adorning the south facing main building and can enjoy a glass of wine or afternoon tea service while sitting around monolithic stone fire-pits on the Grand Viewing Terrace. One of the most unique attractions at RH England is The Aynho Architecture & Design Library, featuring rare books from the foundational masters of architecture, Palladio, Scamozzi and Alberti. The centerpiece of the collection is one of the first printings of “De architectura” The Ten Books on Architecture by Vitruvius, whose work from the 1st century BC inspired Leonardo da Vinci’s drawing of the Vitruvian Man 1,500 years after Vitruvius sketched the original. The principles at the core of Vitruvius’s philosophy have also inspired the Design Ethos at RH, which is reflected in our Galleries, Interiors and Gardens. The Gallery will also include The Sir John Soane Exhibit, honoring one of England’s greatest architects, in partnership with the Soane Museum in London. The exhibit will touch on his life story and detail some of his most famous works, including Aynho Park. We believe RH England, The Gallery at the Historic Aynho Park, also represents RH’s greatest work, and will act as a symbol of our values and beliefs as we embark on our expansion across Europe.

Our global expansion also includes opening in Brussels, Dusseldorf, Munich and Madrid as well as an Interior Design Studio in London over the next eighteen months, followed by Paris, London, Milan and Sydney in 2024 and 2025

Regarding our North American transformation, we will be introducing a new Gallery Design this year in Palo Alto and Cleveland, plus opening new Galleries at the Historic Firehouse in Montecito, and The Linden House, a 178-acre estate on a private lake in Indianapolis. Additionally, we have twelve North American Galleries in the development pipeline scheduled to open over the next several years.

We also believe there is an opportunity to address new markets locally by opening Design Studios in neighborhoods, towns and small cities where the wealthy and affluent live, visit and vacation. We have several existing locations that validate this strategy in East Hampton, Yountville, Los Gatos, Pasadena and our former San Francisco Gallery in the Design District, where we have generated annual revenues in the range of $5 to $20 million in 2,000 to 5,000 square feet.

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We have identified over 40 locations that are incremental to our previous plans in North America and believe the results of these Design Studios will provide data that could lead to opening larger Galleries in those markets.

CASH GENERATION

We have demonstrated that “Those with capital in difficult markets are the ones who capitalize.” That’s why we raised $2.5 billion of long-term debt before the markets tightened and are now in a position to take advantage of the opportunities that may present themselves in times of uncertainty and dislocation.

Times like these also require us to have the discipline to say “no” to the things that are nice to do in order to focus our time and resources on what is truly important. That includes making the difficult decision to graciously say goodbye to team members whose roles are no longer essential in our new view of the future, enabling us to work in a more integrated and collaborative fashion, on fewer more important priorities. Please know we’ve treated everyone with respect and dignity and appreciate the contributions all have made to our cause. Approximately 440 roles were eliminated as part of our organizational redesign, and we expect to achieve cost savings of approximately $50 million annually, inclusive of associated benefits and other cost savings.

Concurrently we will be focused on reducing inventories and generating cash, further strengthening our balance sheet to maximize optionality.

OUTLOOK

As noted in our previous shareholder letter, we expect business conditions to remain challenging for the next several quarters and possibly longer as a result of the accelerating weakness in the housing market, the uncertainty generated by the recent banking crisis and the cycling of record Covid-driven sales and backlog reductions.

Based on current trends, we expect fiscal 2023 revenues in the range of $2.9 to $3.1 billion and adjusted operating margin in the range of 15% to 17%, which includes an approximate 150 basis point drag due to the ramp up of our global expansion. We estimate the 53rd week will result in revenues of approximately $60 million.

For the first quarter of fiscal 2023, we are forecasting revenues of $720 to $735 million and adjusted operating margin in the range of 13% to 14%.

RH BUSINESS VISION & ECOSYSTEM − THE LONG VIEW

We believe, “There are those with taste and no scale, and those with scale and no taste,” and the idea of scaling taste is large and far reaching.

Our goal to position RH as the arbiter of taste for the home has proven to be both disruptive and lucrative, as we continue our quest to build the most admired brand in the world.

Our brand attracts the leading designers, artisans and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet.

Our efforts to elevate and expand our collection will continue with the introductions of RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade.

Our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally.

Our strategy is to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker.

Our products are elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience.

Our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses, where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry. Additionally, we are creating bespoke experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, RH1 and RH2, our private jets, and RH3, our luxury yacht that is available for charter in the Caribbean and

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Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture.

This leads to our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our strategy comes full circle as we begin to conceptualize and sell spaces, moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences − fully furnished luxury homes, condominiums and apartments with integrated services that deliver taste and time value to discerning time-starved consumers.

The entirety of our strategy comes to life digitally with The World of RH, an online portal where customers can explore and be inspired by the depth and dimension of our brand.

Our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform that will celebrate the most innovative and influential leaders who are shaping the world of architecture and design.

Our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Our ecosystem of Products, Places, Services and Spaces inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive and, by doing so, elevating and rendering our way of life more valuable.

CLIMBING THE LUXURY MOUNTAIN AND BUILDING A BRAND WITH NO PEER

Every luxury brand, from Chanel to Cartier, Louis Vuitton to Loro Piana, Harry Winston to Hermès, was born at the top of the luxury mountain. Never before has a brand attempted to make the climb to the top, nor do the other brands want you to. We are not from their neighborhood, nor invited to their parties. We have a deep understanding that our work has to be so extraordinary that it creates a forced reconsideration of who we are and what we are capable of, requiring those at the top of the mountain to tip their hat in respect. We also appreciate that this climb is not for the faint of heart, and as we continue our ascent the air gets thin, and the odds become slim. We believe the level of work we plan to introduce this year inclusive of our new Products Collections, new Source Book Design, new Gallery Design and the introduction of RH to the UK in an innovative and immersive fashion, continues to demonstrate the imagination, determination, creativity and courage of this team, and the relentless pursuit of our dream.

Twenty years ago, we began this journey with a vision of transforming a nearly bankrupt business with a $20 million market cap and a box of Oxydol laundry detergent on the cover of the catalog into the leading luxury home brand in the world. The lessons and learnings, the passion and persistence, the courage required, and the scar tissue developed by getting knocked down ten times and getting up eleven leads to the development of the mental and moral strength that builds character in individuals and forms cultures in organizations. Lessons that can’t be learned in a classroom, or by managing a business, lessons that must be earned by building one.

Or, by reaching the top of the mountain.

Onward Team RH.

Carpe Diem,

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NON-GAAP FINANCIAL MEASURES

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income, adjusted diluted net income per share, free cash flow, adjusted free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

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FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding our outlook for fiscal 2023, including with respect to net revenues and adjusted operating margin; our business model being the most profitable in our industry; the temporal nature of the pandemic and the exponential lift for home related businesses created by stay-at-home restrictions; the questions to be answered with the end to the pandemic; our expectations regarding the effect of macroeconomic events, including inflation and an underperforming stock market, on our business sector; our expectations concerning our opportunities to pursue long-term strategies that can create strategic separation and significant value creation; our strategy to elevate the design and quality of our products and position RH as the first fully integrated luxury home brand in the world; our ability to attract higher value, more discerning customers by offering higher quality, more desirable designs;  our long-term strategies, including Product Elevation, Platform Expansion and Cash Generation; our plans to unveil the most prolific collection of new products in our history this spring through summer; our beliefs regarding new product collections and product launches, including their ability to generate excitement and serve as an inflection point in the second half of 2023; our plans to expand the RH brand globally, address new markets locally, and transform our North American Galleries and our beliefs about such expansion representing a multi-billion dollar opportunity; our expectations regarding the summer opening of RH England, The Gallery at the Historic Aynho Park, inclusive of three full-service restaurants, three secondary hospitality experiences and The Aynho Architecture & Design Library; our beliefs regarding the opportunity to address new markets locally by opening Design Studios in neighborhoods, towns and small cities where the wealthy and affluent live, visit and vacation; our ability to take advantage of opportunities that may present themselves in times of uncertainty and dislocation; our expectations concerning our international expansion, including our plans to open Galleries in Brussels, Dusseldorf, Munich, Madrid, Paris, London, Milan and Sydney, and an Interior Design Studio in London and the timing of such openings; our North American transformation, including plans to introduce new Gallery Designs in Palo Alto and Cleveland and new Galleries in Montecito and Indianapolis, and the twelve North American Galleries in the development pipeline; the expected benefits and savings related to our organizational redesign and cost reduction initiatives; our expectation that business conditions will remain challenging for the next several quarters as a result of the accelerating weakness in the housing market, the uncertainty generated by the recent banking crisis and the cycling of record COVID-driven sales and backlog reductions; our focus on and the anticipated benefits of reducing inventories and generating cash; our expectations regarding the deterioration of our business trends as a result of accelerating weakness in the housing market; our goal to position RH as the arbiter of taste for the home proving both disruptive and lucrative; the ability of our brand to attract the leading designers, artisans and manufacturers, enabling RH to curate the most compelling collection of luxury home products on the planet; our plans regarding the introductions of RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade; our plan to open Design Galleries in every major market, generating expected revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces; our hospitality efforts continuing to elevate the RH brand as we extend into RH Guesthouses; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our expectations with respect to RH Yountville, RH1, RH2 and RH3; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our expectations regarding the launch of RH Residences and moving into the $1.7 trillion North American housing market; our strategy coming to life digitally with The World of RH; the introduction of RH Media further amplifying our authority as an arbiter of taste; our belief that our global expansion plans multiply the market opportunity to $7 to $10 trillion; our Products, Places, Services and Spaces inspiring customers and creating an emotional connection unlike any other brand; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products, risks related to the operations of our vendors, risks related to tariffs and risks related to the impact of COVID on our business; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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RETAIL METRICS

(Unaudited)

We operated the following number of locations:

	JANUARY 28, 2023	JANUARY 29, 2022
RH
Design Galleries(1)	28	27
Legacy Galleries	35	36
Modern Galleries	1	1
Baby & Child and TEEN Galleries	3	3
Total Galleries	67	67
Outlets(2)	37	38
Guesthouse(1)	1	—
Waterworks Showrooms	14	14
(1)	We have an integrated RH Hospitality experience in fourteen and thirteen of our Design Galleries as of January 28, 2023 and January 29, 2022, respectively. We also have RH Hospitality in one RH Guesthouse as of January 28, 2023.
(2)	Net revenues for outlet stores were $57 million and $72 million for the three months ended January 28, 2023 and January 29, 2022, respectively. Net revenues for outlet stores were $260 million and $279 million for the year ended January 28, 2023 and January 29, 2022, respectively.

The following tables present RH Gallery and Waterworks Showrooms metrics, and exclude Outlets:

	THREE MONTHS ENDED
	JANUARY 28, 2023		JANUARY 29, 2022
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	81	1,291	80	1,217
RH Design Galleries:
Jacksonville Design Gallery	—	—	1	37.7
RH Legacy Galleries:
Troy legacy Gallery (relocation)	—	(5.3)	—	—
End of period	81	1,286	81	1,254
Weighted-average leased selling square footage		1,291		1,246
% growth vs. same quarter last year		4%		8%

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	YEAR ENDED
	JANUARY 28, 2023		JANUARY 29, 2022
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE

	(in thousands)
Beginning of period	81	1,254	82	1,162
RH Design Galleries:
San Francisco Design Gallery	1	42.1	—	—
Dallas Design Gallery	—	—	1	38.0
Oak Brook Design Gallery	—	—	1	37.7
Jacksonville Design Gallery	—	—	1	37.7
RH Modern Galleries:
Dallas RH Modern Gallery	—	—	(1)	(3.9)
RH Baby & Child and TEEN Galleries:
Santa Monica RH Baby & Child and TEEN Gallery	—	—	(1)	(7.3)
RH Legacy Galleries:
San Francisco legacy Gallery	(1)	(4.8)	—	—
Troy legacy Gallery (relocation)	—	(5.3)	—	—
Tysons legacy Gallery (relocation)	—	—	—	8.5
Dallas legacy Gallery	—	—	(1)	(8.4)
Oak Brook legacy Gallery	—	—	(1)	(10.0)
End of period	81	1,286	81	1,254
% growth vs. prior year		3%		8%

Weighted-average leased selling square footage		1,281		1,197
% growth vs. prior year		7%		5%

See the Company’s most recent Annual Report on Form 10-K for square footage definitions.

Total leased square footage as of January 28, 2023 and January 29, 2022 was approximately 1,729,000 and 1,672,000, respectively.

Weighted-average leased square footage for the three months ended January 28, 2023 and January 29, 2022 was approximately 1,737,000 and 1,662,000, respectively. Weighted-average leased square footage for the year ended January 28, 2023 and January 29, 2022 was approximately 1,719,000 and 1,602,000, respectively.

In addition, we operated one RH Guesthouse with leased square footage of approximately 25,000 square feet as of January 28, 2023.

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ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	ILLUSTRATIVE AVERAGE STOCK PRICES

	Q1 2023
Average stock price	$200	$250	$300	$350	$400
Estimated adjusted diluted shares outstanding(1)	23.32	23.54	23.72	23.84	23.97

	FISCAL 2023
Implied average stock price	$200	$250	$300	$350	$400
Estimated adjusted diluted shares outstanding(1)	23.41	23.64	23.82	23.94	24.06
(1)	The Q1 2023 and fiscal 2023 estimated adjusted diluted shares outstanding include 0.033 million, 0.062 million, 0.082 million and 0.098 million incremental shares at $250, $300, $350 and $400 average share prices, respectively, due to dilution from the remaining convertible senior notes outstanding. There is immaterial dilution from the remaining convertible senior notes outstanding at the $200 average share price for Q1 2023 and fiscal 2023.

Note: The table above is intended to demonstrate the estimated impact stock prices could have on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes. The table above includes the impact of the repurchase of 2,591,993 shares of our common stock during the three months ended January 28, 2023 under our Share Repurchase Program; however, it does not include the potential impact of future repurchases under such plan.

For purposes of estimated adjusted diluted shares, we include the incurrence of dilution above the strike prices of the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”) and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”) of $193.65 and $211.40, respectively.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the estimated adjusted diluted shares outstanding scenarios above based on the exercise prices of $50.00 and $385.30 for the May 2017 and October 2020 grants, respectively.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED				YEAR ENDED
	JANUARY 28,	% OF NET	JANUARY 29,	% OF NET	JANUARY 28,	% OF NET	JANUARY 29,	% OF NET
	2023	REVENUES	2022	REVENUES	2023	REVENUES	2022	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$772,499	100.0%	$902,741	100.0%	$3,590,477	100.0%	$3,758,820	100.0%
Cost of goods sold	403,093	52.2	447,237	49.5	1,778,492	49.5	1,903,409	50.6
Gross profit	369,406	47.8	455,504	50.5	1,811,985	50.5	1,855,411	49.4
Selling, general and administrative expenses	257,201	33.3	237,738	26.4	1,089,828	30.4	928,230	24.7
Income from operations	112,205	14.5	217,766	24.1	722,157	20.1	927,181	24.7
Other expenses
Interest expense—net	34,674	4.4	24,835	2.8	113,210	3.2	64,947	1.7
Loss on extinguishment of debt	—	—	7,354	0.8	169,578	4.7	29,138	0.8
Other (income) expense—net	(4,811)	(0.6)	2,778	0.3	30	—	2,778	0.1
Total other expenses	29,863	3.8	34,967	3.9	282,818	7.9	96,863	2.6
Income before income taxes and equity method investments	82,342	10.7	182,799	20.2	439,339	12.2	830,318	22.1
Income tax expense (benefit)	(20,491)	(2.6)	34,434	3.8	(91,358)	(2.6)	133,558	3.6
Income before equity method investments	102,833	13.3	148,365	16.4	530,697	14.8	696,760	18.5
Share of equity method investments (income) loss	(4,063)	(0.5)	1,320	0.1	2,055	0.1	8,214	0.2
Net income	$106,896	13.8%	$147,045	16.3%	$528,642	14.7%	$688,546	18.3%
Weighted-average shares used in computing basic net income per share	23,326,866		21,481,352		23,523,065		21,270,448
Basic net income per share	$4.58		$6.85		$22.47		$32.37
Weighted-average shares used in computing diluted net income per share	25,406,728		29,973,388		26,561,988		31,113,395
Diluted net income per share	$4.21		$4.91		$19.90		$22.13

T-4	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	JANUARY 28,	JANUARY 29,
	2023	2022

	(in thousands)
ASSETS
Cash, cash equivalents and restricted cash	$1,511,763	$2,177,889
Merchandise inventories	801,841	734,289
Other current assets	199,060	179,264
Total current assets	2,512,664	3,091,442
Property and equipment—net	1,635,984	1,227,920
Operating lease right-of-use assets	527,246	551,045
Goodwill and intangible assets	215,681	214,261
Equity method investments	101,468	100,810
Deferred tax assets and other non-current assets	316,246	354,992
Total assets	$5,309,289	$5,540,470
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$374,949	$442,379
Convertible senior notes due 2023—net	1,696	9,389
Convertible senior notes due 2024—net	—	3,600
Deferred revenue and customer deposits	325,754	387,933
Other current liabilities	183,574	220,457
Total current liabilities	885,973	1,063,758
Asset based credit facility	—	—
Term loan B—net	1,936,529	1,953,203
Term loan B-2—net	469,245	—
Real estate loans	17,909	—
Convertible senior notes due 2023—net	—	59,002
Convertible senior notes due 2024—net	41,724	184,461
Non-current operating lease liabilities	505,809	540,513
Non-current finance lease liabilities	653,050	560,550
Deferred tax liabilities and other non-current obligations	14,389	8,706
Total liabilities	4,524,628	4,370,193
Stockholders’ equity	784,661	1,170,277
Total liabilities and stockholders’ equity	$5,309,289	$5,540,470

T-5	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	YEAR ENDED
	JANUARY 28,	JANUARY 29,
	2023	2022

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$528,642	$688,546
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	107,236	98,891
Depreciation and amortization	108,588	96,022
Stock-based compensation expense	43,546	48,478
Non-cash compensation for consolidated variable interest entities	4,470	—
Loss on extinguishment of debt	169,578	29,138
Asset impairments	24,186	9,630
Deferred income taxes	(91,988)	(6,921)
Other non-cash items	7,864	(22,922)
Change in assets and liabilities:
Merchandise inventories	(77,193)	(190,074)
Prepaid expenses and other current assets	(102,521)	(49,555)
Landlord assets under construction—net of tenant allowances	(51,369)	(68,454)
Deferred revenue and customer deposits	(62,086)	107,306
Other changes in assets and liabilities	(205,266)	(77,971)
Net cash provided by operating activities	403,687	662,114
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(173,642)	(185,383)
Equity method investments	(2,713)	(8,970)
Proceeds from sale of asset	5,287	—
Net cash used in investing activities	(171,068)	(194,353)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under term loans	478,750	1,995,000
Net borrowings under real estate loans	15,990	—
Repayment under convertible senior notes repurchase obligation	(395,372)	—
Debt issuance costs	(28,069)	(26,411)
Repayments of convertible senior notes	(13,064)	(335,729)
Proceeds from termination of convertible senior note hedges	231,796	—
Payments for termination of common stock warrants	(390,934)	—
Repurchases of common stock	(1,000,000)	—
Proceeds from exercise of stock options	231,297	32,045
Other financing activities	(32,871)	(57,778)
Net cash provided by (used in) financing activities	(902,477)	1,607,127
Effects of foreign currency exchange rate translation	(243)	(95)
Net increase (decrease) in cash and cash equivalents, restricted cash and restricted cash equivalents	(670,101)	2,074,793
Cash and cash equivalents, restricted cash and restricted cash equivalents
Beginning of period—cash and cash equivalents	2,177,889	100,446
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	3,975	6,625
Beginning of period—cash and cash equivalents and restricted cash equivalents	$2,181,864	$107,071

End of period—cash and cash equivalents	1,508,101	2,177,889
End of period—restricted cash	3,662	—
End of period—restricted cash equivalents (acquisition related escrow deposits)	—	3,975
End of period—cash and cash equivalents, restricted cash and restricted cash equivalents	$1,511,763	$2,181,864

T-6	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023	2022	2023	2022

	(in thousands)
Net cash provided by operating activities	$67,666	$128,432	$403,687	$662,114
Capital expenditures	(63,967)	(31,609)	(173,642)	(185,383)
Free cash flow(1)(3)	3,699	96,823	230,045	476,731
Proceeds from sale of asset	—	—	5,287	—
Adjusted free cash flow(2)(3)	$3,699	$96,823	$235,332	$476,731
(1)	We define free cash flow as net cash provided by operating activities less capital expenditures. Free cash flow for the three months and year ended January 29, 2022 includes the effect of $16 million and $55 million, respectively, relating to the portion of repayments of convertible senior notes attributable to debt discount upon settlement (such portion of the debt settlement reduces net cash provided by operating activities in the reported period). We adopted Accounting Standards Update (“ASU”) 2020-06—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) as of the first quarter of fiscal 2022. No amortization of the debt discounts were recognized during fiscal 2022 as we recombined the previously outstanding equity component of the 2023 Notes and 2024 Notes upon the adoption of ASU 2020-06, which resulted in an increase in the balance of convertible debt outstanding.
(2)	We define adjusted free cash flow as free cash flow inclusive of proceeds from sale of asset.
(3)	Free cash flow and adjusted free cash flow are non-GAAP financial measures and are included in this shareholder letter because we believe that these measures provide useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow and adjusted free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP, and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measures of free cash flow and adjusted free cash flow are not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023	2022	2023	2022

	(in thousands)
Capital expenditures	$63,967	$31,609	$173,642	$185,383
Landlord assets under construction—net of tenant allowances	7,989	18,103	51,369	68,454
Adjusted capital expenditures(1)	$71,956	$49,712	$225,011	$253,837
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-7	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023	2022	2023	2022

	(in thousands)
GAAP net income	$106,896	$147,045	$528,642	$688,546
Adjustments (pre-tax):
Net revenues:
Recall accrual(1)	—	(1,200)	—	(1,200)
Cost of goods sold:
Asset impairments(2)	—	—	10,926	—
Selling, general and administrative expenses:
Non-cash compensation(3)	3,757	5,869	18,072	23,428
Employer payroll taxes on option exercises(4)	2,675	—	14,392	—
Asset impairments(2)	5,106	2,276	13,260	9,630
Professional fees(5)	—	—	7,469	—
Non-cash compensation for consolidated VIEs(6)	4,470	—	4,470	—
Compensation settlements(7)	—	—	3,483	—
Recall accrual(1)	—	2,300	560	3,140
Legal settlement(8)	—	—	(4,188)	—
Gain on sale of building and land(9)	—	—	(775)	—
Reorganization related costs(10)	—	—	—	449
Other expenses:
Loss on extinguishment of debt(11)	—	7,354	169,578	29,138
Gain on derivative instruments—net(12)	—	—	(1,724)	—
Amortization of debt discount(13)	—	2,608	—	18,477
Subtotal adjusted items	16,008	19,207	235,523	83,062
Impact of income tax items(14)	(46,062)	(3,543)	(237,683)	(13,317)
Share of equity method investments (income) loss(15)	(4,063)	1,320	2,055	8,214
Adjusted net income(16)	$72,779	$164,029	$528,537	$766,505
(1)	Represents adjustments to net revenues for product recalls, as well as accrual adjustments.
(2)	The adjustment to cost of goods sold in the year ended January 28, 2023 represents inventory impairment. The adjustment to selling, general and administrative expenses in the three months ended January 28, 2023 represents impairment related to property and equipment of Galleries under construction. The adjustment to selling, general and administrative expenses in the year ended January 28, 2023 represents impairment related to property and equipment of Galleries under construction of $12 million, as well as lease impairment of $1.0 million due to the early exit of a leased facility. The adjustments to selling, general and administrative expense in the three months and year ended January 29, 2022 represent asset impairments.
(3)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(4)	Represents employer payroll tax expense related to the option exercises by Mr. Friedman in the first and fourth quarters of fiscal 2022.

T-8	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	Represents professional fees contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchases.
(6)	Represents non-cash compensation attributed to the noncontrolling interest holder of our consolidated real estate joint ventures in fiscal 2022 based on the fair value of the noncontrolling interests upon the closing of such joint venture transactions.
(7)	Represents compensation settlements related to the Rollover Units and Profit Interest Units in the Waterworks subsidiary.
(8)	Represents a favorable legal settlement associated with a lease arrangement.
(9)	Represents gain on sale of building and land.
(10)	Represents severance costs and related payroll taxes associated with reorganizations.
(11)	The adjustment in the year ended January 28, 2023 represents a loss on extinguishment of debt related to the repurchase of $237 million of principal value of convertible senior notes, inclusive of the acceleration of amortization of debt issuance costs of $1.3 million. The adjustments in the three months and year ended January 29, 2022 represent a loss on extinguishment of debt for a portion of the 2023 and 2024 Notes that were early converted at the option of the noteholders.
(12)	Represents net gain on derivative instruments resulting from certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchases.
(13)	Prior to the adoption of ASU 2020-06, certain convertible debt instruments that may be settled in cash on conversion were required to be separately accounted for as liability and equity components of the instrument in a manner that reflected the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes through fiscal 2021 for the 2023 Notes and the 2024 Notes, we separated the 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we amortized as debt discount an amount equal to the fair value of the equity components as interest expense on the 2023 Notes and 2024 Notes over their expected lives. The equity components represented the difference between the proceeds from the issuance of the 2023 Notes and 2024 Notes and the fair value of the liability components of the 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.9 million and $10 million during the three months and year ended January 29, 2022, respectively. No amortization of the debt discounts were recognized during fiscal 2022, as we recombined the previously outstanding equity component of the 2023 Notes and 2024 Notes upon the adoption of ASU 2020-06.
(14)	For fiscal 2022, we exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income, (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent, such as tax benefits related to the option exercises by Mr. Friedman in the first and fourth quarters of fiscal 2022. The adjustments for the three months and year ended January 28, 2023 are based on adjusted tax rates of 26.0% and 21.7%, respectively.

The adjustments for the three months and year ended January 29, 2022 are based on adjusted tax rates of 18.8% and 16.1%, respectively, which exclude the tax impact associated with our proportionate share of the income or loss of our equity method investments.

(15)	Represents our proportionate share of the income or loss of our equity method investments.
(16)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this shareholder letter because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-9	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023(1)	2022(2)	2023(3)	2022(2)
Diluted net income per share	$4.21	$4.91	$19.90	$22.13
Pro forma diluted net income per share(4)	$4.23	$5.08	$20.07	$23.46
Per share impact of adjustments (pre-tax)(5):
Loss on extinguishment of debt	—	0.25	6.44	0.99
Asset impairments	0.20	0.08	0.92	0.33
Non-cash compensation	0.15	0.20	0.69	0.80
Employer payroll taxes on option exercises	0.11	—	0.55	—
Professional fees	—	—	0.28	—
Non-cash compensation for consolidated VIEs	0.17	—	0.17	—
Compensation settlements	—	—	0.13	—
Recall accrual	—	0.04	0.02	0.07
Legal settlement	—	—	(0.16)	—
Gain on derivative instruments—net	—	—	(0.07)	—
Gain on sale of building and land	—	—	(0.03)	—
Amortization of debt discount	—	0.09	—	0.63
Reorganization related costs	—	—	—	0.01
Subtotal adjusted items	0.63	0.66	8.94	2.83
Impact of income tax items(5)	(1.82)	(0.13)	(9.02)	(0.45)
Share of equity method investments (income) loss(5)	(0.16)	0.05	0.07	0.28
Adjusted diluted net income per share(6)	$2.88	$5.66	$20.06	$26.12
(1)	For the three months ended January 28, 2023, subsequent to the adoption of ASU 2020-06, for GAAP purposes, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash.
(2)	For the three months and year ended January 29, 2022, prior to the adoption of ASU 2020-06, for GAAP purposes, we incurred dilution above the lower strike prices of the 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively. However, we excluded from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible senior notes between $193.65 and $309.84 for the 2023 Notes and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts that were in place and would have delivered shares to offset dilution in these ranges. At stock prices in excess of $309.84 and $338.24, we incurred dilution related to the 2023 Notes and 2024 Notes, respectively, and we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
(3)	For the year ended January 28, 2023, for GAAP purposes, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes (i) the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash and (ii) the dilutive impact of the convertible senior notes between $193.65 and $309.84 for our 2023 convertible senior notes and between $211.40 and $338.24 for our 2024 convertible senior notes, based on the bond hedge contracts that were in place and would have delivered shares to offset dilution in these ranges through the termination date of such contracts in the first quarter of fiscal 2022. Our adjusted diluted shares outstanding calculation includes the dilutive impact of stock prices in excess of $309.84 for our 2023 convertible senior notes and $338.24 for our 2024 convertible senior notes through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022, as we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

T-10	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(4)	Pro forma diluted net income per share for the three months ended January 28, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,248,986, which excludes dilution of 157,742 shares related to the 2023 Notes and 2024 Notes. Pro forma diluted net income per share for the year ended January 28, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,344,548, which excludes dilution of 217,440 shares related to the 2023 Notes and 2024 Notes.

Pro forma diluted net income per share for the three months ended January 29, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 28,963,808, which excludes dilution related to the 2023 Notes and 2024 Notes of 1,009,580 shares. Pro forma diluted net income per share for the year ended January 29, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,344,307, which excludes dilution related to the 2023 Notes and 2024 Notes of 1,769,088 shares.

(5)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(6)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-11	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023	2022	2023	2022

	(dollars in thousands)
Net revenues	$772,499	$902,741	$3,590,477	$3,758,820
Recall accrual(1)	—	(1,200)	—	(1,200)
Adjusted net revenues(2)	$772,499	$901,541	$3,590,477	$3,757,620
Gross profit	$369,406	$455,504	$1,811,985	$1,855,411
Asset impairments(1)	—	—	10,926	—
Recall accrual(1)	—	(1,200)	—	(1,200)
Adjusted gross profit(2)	$369,406	$454,304	$1,822,911	$1,854,211
Gross margin(3)	47.8%	50.5%	50.5%	49.4%
Adjusted gross margin(3)	47.8%	50.4%	50.8%	49.3%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this shareholder letter because our senior leadership team believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of adjusted net revenues and adjusted gross profit are not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define gross margin as gross profit divided by net revenues. We define adjusted gross margin as adjusted gross profit divided by adjusted net revenues.

T-12	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023	2022	2023	2022

	(dollars in thousands)
Selling, general and administrative expenses	$257,201	$237,738	$1,089,828	$928,230
Non-cash compensation(1)	(3,757)	(5,869)	(18,072)	(23,428)
Employer payroll taxes on option exercises(1)	(2,675)	—	(14,392)	—
Asset impairments(1)	(5,106)	(2,276)	(13,260)	(9,630)
Professional fees(1)	—	—	(7,469)	—
Non-cash compensation for consolidated VIEs(1)	(4,470)	—	(4,470)	—
Compensation settlements(1)	—	—	(3,483)	—
Recall accrual(1)	—	(2,300)	(560)	(3,140)
Legal settlement(1)	—	—	4,188	—
Gain on sale of building and land(1)	—	—	775	—
Reorganizational related costs(1)	—	—	—	(449)
Adjusted selling, general and administrative expenses(2)	$241,193	$227,293	$1,033,085	$891,583
Net revenues	$772,499	$902,741	$3,590,477	$3,758,820
Adjusted net revenues(3)	$772,499	$901,541	$3,590,477	$3,757,620
Selling, general and administrative expenses margin(3)	33.3%	26.4%	30.4%	24.7%
Adjusted selling, general and administrative expenses margin(3)	31.2%	25.2%	28.8%	23.7%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-13	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023	2022	2023	2022

	(dollars in thousands)
Net income	$106,896	$147,045	$528,642	$688,546
Income tax expense (benefit)	(20,491)	34,434	(91,358)	133,558
Interest expense—net	34,674	24,835	113,210	64,947
Loss on extinguishment of debt	—	7,354	169,578	29,138
Share of equity method investments (income) loss	(4,063)	1,320	2,055	8,214
Other (income) expense—net	(4,811)	2,778	30	2,778
Operating income	112,205	217,766	722,157	927,181
Asset impairments(1)	5,106	2,276	24,186	9,630
Non-cash compensation(1)	3,757	5,869	18,072	23,428
Employer payroll taxes on option exercises(1)	2,675	—	14,392	—
Professional fees(1)	—	—	7,469	—
Non-cash compensation for consolidated VIEs(1)	4,470	—	4,470	—
Compensation settlements(1)	—	—	3,483	—
Recall accrual(1)	—	1,100	560	1,940
Legal settlement(1)	—	—	(4,188)	—
Gain on sale of building and land(1)	—	—	(775)	—
Reorganizational related costs(1)	—	—	—	449
Adjusted operating income(2)	$128,213	$227,011	$789,826	$962,628
Net revenues	$772,499	$902,741	$3,590,477	$3,758,820
Adjusted net revenues(3)	$772,499	$901,541	$3,590,477	$3,757,620
Operating margin(3)	14.5%	24.1%	20.1%	24.7%
Adjusted operating margin(3)	16.6%	25.2%	22.0%	25.6%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-14	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-15	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 28,	JANUARY 29,	JANUARY 28,	JANUARY 29,
	2023	2022	2023	2022

	(dollars in thousands)
Net income	$106,896	$147,045	$528,642	$688,546
Depreciation and amortization	28,828	24,647	108,588	96,022
Interest expense—net	34,674	24,835	113,210	64,947
Income tax expense (benefit)	(20,491)	34,434	(91,358)	133,558
EBITDA(1)	149,907	230,961	659,082	983,073
Loss on extinguishment of debt(2)	—	7,354	169,578	29,138
Non-cash compensation(3)	9,819	11,052	43,544	48,478
Asset impairments(2)	5,106	2,276	24,186	9,630
Employer payroll taxes on option exercises(2)	2,675	—	14,392	—
Professional fees(2)	—	—	7,469	—
Capitalized cloud computing amortization(4)	1,766	1,133	6,566	3,565
Non-cash compensation for consolidated VIEs(2)	4,470	—	4,470	—
Compensation settlements(2)	—	—	3,483	—
Share of equity method investments (income) loss(2)	(4,063)	1,320	2,055	8,214
Recall accrual(2)	—	1,100	560	1,940
Other (income) expense—net(5)	(4,811)	2,778	30	2,778
Legal settlement(2)	—	—	(4,188)	—
Gain on sale of building and land(2)	—	—	(775)	—
Reorganizational related costs(2)	—	—	—	449
Adjusted EBITDA(1)	$164,869	$257,974	$930,452	$1,087,265
Net revenues	$772,499	$902,741	$3,590,477	$3,758,820
Adjusted net revenues(6)	$772,499	$901,541	$3,590,477	$3,757,620
EBITDA margin(6)	19.4%	25.6%	18.4%	26.2%
Adjusted EBITDA margin(6)	21.3%	28.6%	25.9%	28.9%
(1)	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(3)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.

T-16	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(4)	Represents amortization associated with capitalized cloud computing costs.
(5)	The adjustments for the three months and year ended January 28, 2023 include gains of $4.8 million and losses of $1.8 million, respectively, due to unfavorable exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to Pound Sterling and Euro, as well as foreign exchange losses from the remeasurement of intercompany loans with our U.K. and Switzerland subsidiaries. For the year ended January 28, 2023, the foreign currency loss was partially offset by a net gain on derivative instruments of $1.7 million, resulting from the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchases. The adjustment for the three months and year ended January 29, 2022, includes exchange rate changes affecting foreign currency denominated transactions in addition to a foreign exchange loss from the remeasurement of an intercompany loan with a U.K. subsidiary.
(6)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-17	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO ADJUSTED EBITDA

(Unaudited)

	JANUARY 28,	INTEREST
	2023	RATE(1)
	(dollars in thousands)
Asset based credit facility	$—	5.79%
Term loan B(2)	1,975,000	6.88%
Term loan B-2(2)	498,750	7.67%
Equipment promissory note(2)	1,160	4.56%
Convertible senior notes due 2023(2)	1,696	0.00%
Convertible senior notes due 2024(2)	41,904	0.00%
Notes payable for share repurchases	315	4.14%
Total debt	$2,518,825
Cash and cash equivalents	(1,508,101)
Total net debt(3)	$1,010,724
Adjusted EBITDA(4)	$930,452
Ratio of total net debt to adjusted EBITDA(4)	1.1
(1)	The interest rates for the asset based credit facility, term loans, equipment promissory note and notes payable for share repurchases represent the weighted-average interest rates as of January 28, 2023.
(2)	Amounts exclude discounts upon original issuance and third party offering and debt issuance costs.
(3)	Net debt excludes restricted cash of $3.7 million and non-recourse real estate loans of $18 million as of January 28, 2023 related to our consolidated variable interest entities from our joint venture activities. These real estate loans are secured by the assets of such entities and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-18	FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER